Exhibit B.49.1

                  ARTICLES OF ORGANIZATION
                             OF
                    Greenport Power, LLC

   Under Section 203 of the Limited Liability Company Law

     FIRST:    The name of the limited liability company is:
GREENPORT POWER, LLC.

     SECOND:     The county within this state in which the
office of the limited liability company is to be located is:
Suffolk County.

     THIRD:      The secretary of state is designated as
agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: c/o C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.

     FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is: C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.


                              /S/ Javier Ortiz
                              Organizer